Exhibit (a)(1)(E)

Offer to Exchange Each Outstanding Share of
Series C Preferred Stock
of
NOVASTAR FINANCIAL, INC.
For, at the Election of the Holder,
Common Stock Only
or
Common Stock and Cash
and
Solicitation of Consents Relating to the Recapitalization
Pursuant to the Prospectus dated May 3, 2011

The Series C Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on June 23, 2011, unless extended (the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., Eastern Time, on the Expiration Date.

May 3, 2011

To Our Clients:

Upon the terms and subject to the conditions set forth in the proxy statement/consent solicitation/prospectus, dated May 3, 2011 (the “Prospectus”), which Prospectus you should have received in a separate mailing, and the related Letter of Transmittal and the instructions thereto, NovaStar Financial, Inc. (the “Company”), is offering to exchange, for each outstanding share of Series C Preferred Stock (the “Series C Offer”), at the election of the holder, either:

•	3 shares of newly-issued common stock of the Company, par value $0.01 per share (the “Common Stock”), and $2.00 in cash (the “Cash-and-Stock Option”); or

•	19 shares of newly-issued Common Stock (the “Stock-Only Option”) (collectively, the “Consideration Options”).

The elections made by the holders of the Series C Preferred Stock will be subject to allocation and proration procedures intended to ensure that, in the aggregate, 43,823,600 newly-issued shares of Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) will be issued to the holders of the Series C Preferred Stock.

As described in the Prospectus, the Series C Offer, along with the Company’s agreement with the holders of the Company’s 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), to exchange all the outstanding shares of Series D Preferred Stock for an aggregate of 37,161,600 newly-issued shares of Common Stock and $1,377,000 in cash (the “Series D Exchange”), is part of the Company’s recapitalization to improve it capital structure.

Enclosed for your consideration is the Letter of Transmittal. Please also refer to the Prospectus which you should have received in a separate mailing. The Series C Offer is subject to certain conditions, such as the acceptance of the Series C Offer by the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, the consent to the Series C Offer and the Series D Exchange by the holders of at least two-thirds of the Series C Preferred Stock, and the requisite affirmative vote of shareholders in support of certain aspects of the recapitalization. See the Prospectus for more information regarding the closing conditions of the Series C Offer.

Only shares of Series C Preferred Stock properly tendered and not properly withdrawn will be purchased.

A tender of your shares of Series C Preferred Stock can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, we request instructions as to whether you wish to tender your shares held by us for your account, upon the terms and subject to the conditions of the Series C Offer.

Please note the following:

1. The Series C Offer and withdrawal rights will expire at 5:00 p.m., on June 23, 2011, Eastern Time, unless the Series C Offer is extended.

2. If you participate in the Series C Offer, you must tender all of your Series C Preferred Stock for the elected Consideration Option. You may not tender less than all of your Series C Preferred Stock.

3. You should elect whether you wish to receive the Cash-and-Stock Option or the Stock-Only Option in exchange for your Series C Preferred Stock on the Instruction Form. If you do not select the Consideration Option you prefer, you will be deemed to have selected the Cash-and-Stock Option.

4. Among other closing conditions, the valid tender by the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, the consent by holders of at least two-thirds of the outstanding Series C Preferred Stock and the receipt of the requisite affirmative vote of stockholders in support of certain aspects of the recapitalization are conditions for closing of the Series C Offer.

If you wish to have us tender your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Series C Offer, and no later than two business days prior to the Expiration Date.

The offer is being made solely pursuant to the Prospectus and the related Letter of Transmittal and is being made to all record holders of shares of Series C Preferred Stock.

INSTRUCTION FORM

Offer to Exchange Each Outstanding Share of
Series C Preferred Stock
of
NOVASTAR FINANCIAL, INC.
For, at the Election of the Holder,
Common Stock Only
or
Common Stock and Cash
and
Solicitation of Consents Relating to the Recapitalization

The undersigned acknowledge(s) receipt of your letter, the related Letter of Transmittal and the proxy statement/consent solicitation/prospectus, dated May 3, 2011 (the “Prospectus”), in connection with the Company’s offer to exchange for each outstanding share of Series C Preferred Stock (the “Series C Offer”), at the election of the holder, either:

• 3 shares of newly-issued common stock of the Company, par value $0.01 per share (the “Common Stock”), and $2.00 in cash (the “Cash-and-Stock Option”); or

• 19 shares of newly-issued Common Stock (the “Stock-Only Option”) (collectively, the “Consideration Options”).

The elections made by the holders of the Series C Preferred Stock will be subject to allocation and proration procedures intended to ensure that, in the aggregate, 43,823,600 newly-issued shares of Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) will be issued to the holders of the Series C Preferred Stock.

This instructs you to tender your Series C Preferred Stock, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

CONSIDERATION OPTIONS:

☐	Check here if tendered Series C Preferred Stock is being exchanged for THE CASH-AND-STOCK OPTION

☐	Check here if tendered Series C Preferred Stock is being exchanged for THE STOCK-ONLY OPTION

     The undersigned will be deemed to have elected the “Cash-and-Stock Option” if an election is not made.

Dated  , 2011

SIGN HERE:

Signature(s)

Name(s)

Address(es)

Account Number

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s) as applicable

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, THE INFORMATION AGENT, THE COMPANY OR ANY OTHER PERSON.